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Exhibit 10.33

UNITED NATURAL FOODS, INC.

August 31, 2001

To:	Betsy Foster, VP-Distribution, Whole Foods
From:	Michael Funk-CEO, Steven Townsend-President
Re:	Contract Extension Memorandum

        Based on our discussion today, the following represents a Memorandum of Understanding to extend the contract between our two companies for a period of three years. A formal agreement incorporating these points will be finalized as soon as is practical.

  1.
  The Contract will be extended for a period of three years thru August 31, 2004;

  2.
  [*];

  3.
  Pricing will be set upon signing of the contract extension at [*] base pricing. The following table reflects both the new and old schedules:

      [*] pricing will be [*] (old contract pricing was [*]);
      [*] pricing will be [*] (old contract pricing was [*]);
      [*] pricing will be [*];
      [*] pricing will be [*];

  4.
  UNF will get primary supplier status for the Boulder store and the new Kansas City store. The new Highland Park store will be awarded after reviewing the service and performance levels of UNF and [*] over the next nine months. After the nine-month trial, Whole Foods will select the primary distributor for the five stores. During the review period, UNF will be the secondary supplier for the two stores serviced by [*]. In addition, UNF will be awarded the secondary business in Texas;

  5.
  UNF will maintain service levels consistent with those levels achieved in other regions of the country. UNF and Whole Foods should work to establish consistent operating metrics nationally thru the national quarterly review meetings our two companies will have;

  6.
  UNF agrees to participate in monthly reviews for the SW Region during the first three months and then quarterly reviews thereafter. In addition, UNF agrees to hold national reviews on a quarterly basis;

  7.
  Whole Foods agrees to split the Pre-2000 Account Receivable balance open in the UNF-Eastern Region. The balance is approximately $120K and can be paid prior to the end of the calendar year;

  8.
  Whole Foods will continue its effort to reduce its promotional over-pulls;

  9.
  Whole Foods agrees and authorizes UNF to release the following statement for our Press Conference:

    That Whole Foods and UNF have agreed to extend the contract for a period of three years;

    That Whole Foods has awarded UNF the secondary business in Texas;

    That Whole Foods has awarded UNF approximately $10-$12 Million in new business in the southwest region which they previously self-distributed;

        Please review and we can discuss on Sunday.

[*] Confidential Treatment is Requested

        Once we get the business points resolved, we will use this as the basis to develop the Extension Agreement.

United Natural Foods, Inc.		Whole Foods, Inc.
/s/ STEVEN TOWNSEND	9/2/01	/s/ BETSY FOSTER	9/2/01

Steven Townsend, President	date	Betsy Foster, VP Dist.	date

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  Exhibit 10.33